Exhibit 10.14

Final

Agreement

This Agreement (the “Agreement”) is made and entered into as of August 30, 2006 by and between Capmark Finance Inc., a California corporation (“Capmark Finance”), and Capmark Structured Real Estate Partners, L.P., a Delaware limited partnership (the “Partnership”).

RECITALS

A.       Capmark Finance and the Partnership desire to implement a procedure for providing opportunities to the Partnership to invest in whole mortgage loans and other commercial real estate debt assets as to which Capmark Finance has a right to either acquire or originate; and

B.        The Partnership desires to obtain a predictable and robust source of investments to hold for investment purposes; and

C.        Capmark Finance is willing to provide certain exclusivity rights to the Partnership to facilitate the growth and success of the Partnership’s business.

NOW THEREFORE, the parties agree as follows:

1.1      Exclusivity. During the Exclusivity Term and subject to the final paragraph of this Section 1.1, Capmark Finance agrees that the Partnership shall have the following exclusivity rights:

(a)       Mortgage Loans: a right to acquire from or co-originate with Capmark Finance up to a 51% interest in any floating rate Conventional Non-Specialty Mortgage Loan that Capmark Finance acquires or has the Contractual Right to acquire or finance.

(b)       Opportunistic Lending: the right to acquire from or originate with Capmark Finance any High Yield Conventional Non-Specialty Mortgage Loan or High Yield Mezzanine Loan or Debt-Like Preferred Equity Interest that Capmark Finance has the Contractual Right to acquire or finance.

(c)       Specialty Mortgage Loans: the right to acquire from Capmark Finance that portion of a Specialty Mortgage Loan owned by Capmark Finance which Capmark Finance intends to sell or syndicate within the first ninety (90) days following Capmark Finance’s origination or acquisition of such loan. Capmark Finance’s decision to sell or syndicate shall be made in its sole discretion. Capmark Finance will document its intention to sell or syndicate or to retain any such Specialty Mortgage Loan in accordance with its internal practices, as such practices may be modified from time to time by Capmark Finance in its sole discretion.

(d)       Securities and CMBS: the right to acquire any CMBS or RMBS that Capmark Finance or any of its wholly-owned subsidiaries has purchased or has a Contractual Right to purchase; provided, however, it is understood between the parties that any CMBS or RMBS acquired by Capmark Finance solely for regulatory or compliance purposes, and not for trading purposes, shall not be subject to this Agreement.

1.2      Limits on Exclusivity.

(a)       The exclusivity rights set forth in this Agreement shall not apply to (i) any Agency Loan or Tax-Exempt Loan, (ii) any Loan or Security for which the Partnership is not a qualified transferee under the applicable documents or where the Partnership does not meet the regulatory or contractual requirements to purchase or own such Loan or Security, (iii) any Security, bond or certificate structured like CMBS or RMBS which is backed predominantly by investments excluded from this Agreement under subclause (i) above, (iv) any investment referenced in 1.1(a)-(d) that has closed or is owned as of the date of this Agreement, and (v) any Loan or Security acquired or originated by Capmark Finance with respect to any business lines developed or commenced, or asset types financed or invested in, after the date of this Agreement.

(b)       Subject to market terms and the fiduciary obligations of the Partnership, (i) any Loan or Security sold by Capmark Finance pursuant to this Agreement is sold on a servicing retained basis, and (ii) any Loan or Security co-originated by Capmark Finance and the Partnership pursuant to this Agreement shall be serviced exclusively by Capmark Finance.

1.3      Exercise of Exclusivity Rights.

(a)       To exercise its rights under Section 1.1, the Partnership must notify Capmark Finance of its intention to acquire, co-originate or originate, as applicable, the Loan or Security upon the earlier of (i), (A) with respect to Section 1.1(a), (b) and (d), 90 days from the closing of the Loan or the acquisition of the Security, or (B) with respect to Section 1.1(c) thirty (30) days of the date Capmark Finance notifies the Partnership of its intention to sell all or a part of a Specialty Mortgage Loan within the time period specified in that subsection, and (ii) upon the expiration of such earlier time period if Capmark Finance determines, in its sole discretion, that such shorter period is required as a result of the specific investment opportunity; provided, however, that such shorter period may not expire prior to date of Capmark Finance’s final investment committee with respect to such Loan. If an earlier decision is required, Capmark Finance will provide the Partnership with notice of the shorter time period. If, during the required notice period (be it 90 days or such shorter time period as notified to Capmark Investments), Capmark Investments fails to provide Capmark Finance with notice of its intention to exercise the applicable exclusivity rights, its silence will be deemed as its decision not to exercise such right. The Partnership’s election to exercise its rights hereunder will be irrevocable once given.

(b)       In the event the Partnership exercises its right to acquire a Loan or Security for which Capmark Finance has a Contractual Right to acquire or finance, the Partnership will indemnify Capmark Finance from any obligation Capmark Finance may have to its counterparty with respect to such Contractual Right.

1.4      Purchase Price. If the Partnership exercises its right to acquire any Loan or Security as set forth above, it shall acquire or cause to be acquired such Loan or Security as follows:

(a)       For Loans referenced in 1.1(a), the purchase price will be the par amount of the Loan originated by Capmark Finance or a Loan acquired by Capmark Finance, plus any accrued interest. Any Origination Fees, Exit Fees, Syndication Fees or Servicing Fees earned or to-be-earned by Capmark Finance with respect to any such Loan will be retained exclusively by Capmark Finance and will not be transferred to the

Partnership upon the sale of any such Loan or portion thereof. Capmark Finance will be responsible for the payment of any out of pocket costs or expenses incurred by Capmark Finance in connection with such origination or acquisition including, without limitation, payments made for mortgage banking services in the form of broker or broker equivalent payments to third-party producers or to members of the Capmark Finance mortgage banking network. Notwithstanding the foregoing, the purchase price shall be increased if and to the extent that either: (i) Capmark Finance’s out of pocket costs or expenses incurred in connection with the origination of a Loan exceed Capmark Finance’s applicable Origination Fee, or (ii) Capmark Finance has provided for the payment of any of such out of pocket costs and expenses out of a portion of the margin applicable to the Loan.

(b)       For Loans referenced in 1.1 (b), the purchase price will be the par amount of the Loan originated by Capmark Finance or a Loan acquired by Capmark Finance, plus any accrued interest. Origination Fees and Exit Fees earned or payable in connection with such Loan shall be paid to the Partnership in the event of the purchase by the Partnership of a whole Loan or pro-rata between the Partnership and Capmark Finance in the event of a co-origination, in both cases net of any out of pocket costs or expenses incurred by Capmark Finance in connection with such origination or acquisition including, without limitation, payments made for mortgage banking services in the form of broker or broker equivalent payments to third-party producers or to members of the Capmark Finance mortgage banking network. Any Syndication Fees or Servicing Fees earned or to-be-earned by Capmark Finance with respect to any such Loan will be retained exclusively by Capmark Finance and will not be transferred to the Partnership upon the sale of any such Loan or portion thereof.

(c)       For Loans referenced in 1.1(c), the purchase price will be negotiated on a Loan by Loan basis between the Partnership and Capmark Finance.

(d)       For Securities referenced in 1.1(d), the purchase price will be the par amount of the Security acquired by Capmark Finance, plus any accrued interest and any out of pocket costs or expenses incurred by Capmark Finance in connection with the acquisition of the Security.

1.5      Partnership Affiliates and Advised Funds. The Exclusivity Rights of the Partnership in this Agreement may be assigned to and run in favor of any subsidiary of the Partnership. The parties acknowledge that the rights of the Partnership hereunder are subject to Capmark Investments LP’s allocation policy. Accordingly, any investment that the Partnership may have an exclusivity right pursuant to this Agreement may be offered to G-Star 2003-3, G-Star 2004-4, Blue Bell Funding or G-Star 2005-5.

1.6      Definitions.

“Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power, along or other with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Loan” means a loan originated by Capmark Finance on behalf of third party investor, including without limitation, any correspondent lender, FHA, Fannie Mae and Freddie Mac.

“Capmark Finance” means Capmark Finance Inc., a California corporation.

“Capmark Investments” means Capmark Investments LP, a Delaware limited partnership.

“CMBS” shall mean commercial mortgage backed securities issued in the United States, excluding any securities backed by a Tax-Exempt Loan or Agency Loan.

“Contractual Right” shall mean an enforceable legal right under a contract or agreement which, for purposes of this Agreement, includes, but is not limited to, an executed term sheet.

“Conventional Non-Specialty Mortgage Loan” means a loan or portion of a loan secured primarily by office, retail, industrial, multi-family or mixed-use property, but excludes any Specialty Mortgage Loan, Agency Loan or Tax-Exempt Loan or Non-U.S. Loan.

“Debt-Like Preferred Equity” is preferred equity in an entity which owns property located in the United States of America which carries a fixed coupon and a fixed repayment date providing the holder with remedies for breach substantially equivalent to the holder of a Mezzanine Loan.

“Exclusivity Term” means the period beginning on the Initial Closing until the earlier of (i) the expiration or termination of the Commitment Period (as defined in the Partnership Agreement dated on or about August 30, 2006), (ii) the transfer of the General Partner’s interest in the Partnership to a Person that is not an Affiliate of Capmark Financial or (iii) the voluntary or involuntary withdrawal or removal of the General Partner as general partner of the Partnership. If the Commitment Period is suspended, the Exclusivity Term will be reinstituted when the Commitment Period is reinstituted subject to termination pursuant to the previous sentence.

“Exit Fees” means all “exit fees,” deferred financing or similar fees payable by the underlying borrower upon the maturity, prepayment or acceleration of a loan.

“General Partner” means Capmark Structured Real Estate Partners GP, L.P., a Delaware limited partnership.

“High Yield” means an instrument that bears interest at a floating rate in excess of 400 basis points over LIBOR or a fixed rate in excess of 400 basis points over swaps.

“LIBOR” means the average of London Interbank Offered Rates (in U.S. dollar deposits) for a term of one month as set forth on Telerate page 3750 (or such other page as may replace page 3750 on that service).

“Loan” is any Conventional Non-Specialty Mortgage Loan, High-Yield Conventional Non-Specialty Mortgage Loan, High-Yield Mezzanine Loan, Debt-Like Preferred Equity Interest, or Specialty Mortgage Loan. The term Loan does not include Agency Loan or Tax-Exempt Loan.

“Mezzanine Loan” means a Loan predominantly secured by the equity of an entity which owns the parcel of commercial real estate located in the United States of America.

“Non-U.S. Loan” means a loan which is not primarily secured by properties located in the United States of America.

“Origination Fees” means any fees payable by the borrower or other third party with respect to the origination of a loan.

“Person” means a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust or individual.

“RMBS” means residential mortgage backed securities issued in the United States, excluding any securities backed by a Tax-Exempt Loan or Agency Loan.

“Security” means any CMBS or RMBS.

“Specialty Mortgage Loan” means any healthcare, golf, hospitality or construction loan which is not a Non-U.S. Loan.

“Syndication Fee” means any fee, whether styled as an agency fee or otherwise, payable on an out of pocket basis or through a strip retained with respect to the underlying Loan or Security to be paid to or retained by Capmark Finance, or any distribution fee paid or payable with respect to the distribution of any Security.

“Tax-Exempt Loan” means a loan that is (a) secured by an affordable housing property or low-income housing property; (b) made to a community development entity that has received New Market Tax Credit allocations; or (c) secured by or related to military housing projects.

1.7      Acting through Capmark Investments. The Partnership will act through Capmark Investments. Any reference in this Agreement to the Partnership acting, giving or receiving notice shall be satisfied on the action of or the giving or receiving of notice by Capmark Investments.

1.8      Investment Purposes. The Partnership will acquire Loans or Securities for investment purposes only for its own and not for resale or distribution.

1.9      Entire Agreement. This Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

1.10    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law principles of such commonwealth.

1.11    Interpretation. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.12    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall have or be construed to give any other person any legal or equitable rights hereunder.

1.13    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Capmark Structured Real Estate Partners, L.P.
By:	Capmark Structured GP, L.P.
Its:	General Partner

By: Capmark Investments Structured Fund GP, LLC
Its: General Partner

/s/ Brian DiDonato
By: Brian DiDonato
Its: President

Capmark Finance Inc. /s/ Barry S. Gersten
By:	Barry S. Gersten
Its:	Executive Vice President